UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SAREPTA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

(4)	Date Filed:

215 First Street
Suite 415
Cambridge, MA 02142
www.sarepta.com

Annual Meeting of Holders

June 2, 2015

SUPPLEMENTAL PROXY:

COMPANY WITHDRAWAL OF PORTION OF COMPANY PROPOSAL FOUR REQUESTING INCREASE TO AUTHORIZED SHARES OF PREFERRED STOCK OF THE COMPANY

Dear Stockholders,

Sarepta Therapeutics, Inc. (the “Company”) hereby formally withdraws the portion of proposal four that requests an increase to the Company’s authorized shares of preferred stock proposed by the Company in the Definitive Proxy Statement that the Company filed with the Securities and Exchange Commission on April 30, 2015 (the “Proxy Statement”). The rest of proposal four in the Proxy Statement, requesting an increase in authorized shares of the Company’s common stock to 99 million shares, remains in place. Proposal four, also referred to in the Proxy Statement as the “Restated Certificate Amendment” and in the Annual Meeting Proxy Card as “Amendment to Certificate of Incorporation,” as originally proposed in the Proxy Statement requests an amendment to the Company’s certificate of incorporation that (i) increases authorized shares of common stock to 99 million shares and (ii) a proportionate increase of authorized shares of preferred stock to 6.5 million shares. The Company’s decision to withdraw its proposal for an increase in the Company’s authorized shares of preferred stock was made in light of the recent comments and voting recommendation on proposal four by Glass, Lewis & Co., LLC (“Glass, Lewis”).

In their report, Glass, Lewis recommends a vote against proposal four included in the Proxy Statement. Our understanding is that the reason for Glass, Lewis’s recommendation was limited to the proposed increase in authorized shares of preferred stock included as a portion of proposal four and was not based on the portion of proposal four requesting an increase to the Company’s authorized shares of common stock.

When voting on proposal four, stockholders entitled to vote at the Company’s 2015 annual meeting should vote only on the following revised proposal four:

“4.	to approve an amendment to our Amended and Restated Certificate of Incorporation (the “Restated Certificate”) to increase the number of authorized shares of common stock from 50,000,000 to 99,000,000 shares, par value of $0.0001 per share;”

Your vote in support of the revised proposal four, which requests an increase to the Company’s authorized shares of common stock only, is very important. Without shareholder approval of the revised proposal four, the Company will be limited in its activities, transactions and ability to raise cash, and the business strategies it will be able to execute which could hinder or negatively impact the Company and its stock price.

Sincerely,

Edward Kaye, M.D.	Sandesh Mahatme

Interim Chief Executive Officer, Senior Vice President and Chief Medical Officer	Senior Vice President, Chief Financial Officer

Questions and Answers Relating to Revised Proposal Four:

1.	If I already voted on proposal four, do I need to vote again?

If this supplemental proxy changes the manner in which you wish to vote for proposal four and you already voted, kindly follow the instructions in the Company’s proxy statement under the heading “Proxy Card and Revocation of Proxy” to change your vote. If this supplemental proxy does not change the manner in which you wish to vote for proposal four and you already voted, then you do not need to vote again but should do so if you prefer. The proxy card only referred to proposal four as “Amendment to Certificate of Incorporation” and did not specify the details of proposal four. Therefore, the revised proposal four does not require and we will not be issuing a new proxy card.

2.	Why did the Company include the portion of proposal four requesting an increase in authorized shares of preferred stock and what impact does the withdrawal of this request have on the Company?

The Company included as part of proposal four an increase to authorized shares of preferred stock that was proportional to the proposed increase in authorized shares of common stock. Unlike the request to increase authorized shares of common stock which remains in the revised proposal four, the proposal to increase the authorized shares of preferred stock of the Company is not necessary for the planned operations of the Company and therefore has been withdrawn by the Company as a result of Glass, Lewis’s comments and voting recommendation.